Exhibit 99.(m).18

JOHN HANCOCK INVESTMENT TRUST

CLASS A SHARES

AMENDMENT TO DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

AMENDMENT made as of the 12th day of March, 2015 to the Distribution Plan Pursuant to Rule 12b-1 dated July 1, 2009, as amended, by and between John Hancock Investment Trust and John Hancock Funds, LLC (“the Plan”).

1.	CHANGES TO SCHEDULE A

Schedule A to the Plan is hereby amended, in accordance with Paragraphs 6 and 9 of the Plan, to add the following series and fee schedule:

Series	Fee*
John Hancock Emerging Markets Equity Fund	0.30%

* Expressed as a Percentage of Average Daily Net Assets of Class A shares

2.	EFFECTIVE DATE

This Amendment shall become effect as of the date first mentioned above.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Plan.

4.	OTHER TERMS OF THE PLAN

Except as specifically amended hereby, all of the terms and conditions of the Plan shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, pursuant to Rule 12b-1, as of the day and year set forth below.

JOHN HANCOCK INVESTMENT TRUST
on behalf of each series of the Trust, as applicable

By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

Agreed and assented to:

JOHN HANCOCK FUNDS, LLC

By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Chief Financial Officer

DATED AS OF: March 12, 2015